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                                                                   Exhibit 4(c)
                                                                   ------------
                                   THE HOURLY

                            PENSION INVESTMENT PLAN
                            -----------------------

         The Timken Company Pension Plus Stock Plan for Certain Hourly Employees in Ohio was effective January 1, 1990, and thereafter amended November 26, 1991, and November 4, 1992. It was then further amended, restated, and renamed The Ohio Hourly Pension Investment Plan, effective January 1, 1994. Additional amendments were made effective January 1, 1994.

         The Timken Company Pension Plus Stock Plan for Certain Hourly Employees in North and South Carolina was effective January 1, 1990, and thereafter amended November 26, 1991, and November 4, 1992. It was then further amended, restated, and renamed The Carolina Pension Investment Plan, effective January 1, 1993. The Plan was further amended effective January 1, 1994. Additional amendments were made effective January 1, 1994.

         The Latrobe Steel Company Pension Plus Stock Plan for Certain Hourly Employees of Various Divisions was effective July 1, 1990, and thereafter amended January 1, 1992, and August 14, 1992. It was then further amended, restated, and renamed The Koncor Investment Pension Plan, effective January 1, 1994. Additional amendments were made effective January 1, 1994.

         The provisions of the January 1, 1994, amendments and restatements relating to the qualification of the Plans were generally effective January 1, 1990 (July 1, 1990, for Employees covered by the Koncor Investment Pension
Plan), except as otherwise specified herein, or to the extent later effective dates were provided by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Unemployment Compensation Amendments of 1992, and the Omnibus Budget Reconciliation Act of 1993. Further, to the extent the Plans were operated in accordance with the provisions of these amendments and restatements as of an effective date earlier than that required by law, such date was the Effective Date. All other provisions of these amendments and restatements solely relating to the administration and operation of the Plans, excluding all provisions that relate to and affect the qualification of the Plans in form, were generally effective January 1, 1994.

         Effective March 31, 1995, the Koncor Investment Pension Plan and the Carolina Pension Investment Plan were merged into The Ohio Hourly Pension Investment Plan and that Plan was renamed The Hourly Pension Investment Plan. Additional amendments were made effective April 1, 1995, January 1, 1996, November 13, 1996, and

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January 1, 1997. Additional amendments were made effective January 1, 1998.
Additional amendments were made effective January 1, 1998, and October 27,
1998.

         This amendment and restatement shall be effective as of December 31, 1999.

         ARTICLE I. - DEFINITIONS

         The following terms, when used herein, shall have the meanings herein stated:

         1. "ACCOUNT," the account maintained for a Participant to record his share of the contributions to the Plan and adjustments relating thereto. Each Participant's Account shall have four (4) subaccounts, one (1) each for Wage Reduction Contributions, Company Matching Contributions, Base Contributions and Rollover Contributions.

         2. "ACCRUED BENEFIT," the balance of a Participant's Account held under the Trust.

         3. "ADMINISTRATIVE DELEGATE", one or more persons or institutions to whom the Company has delegated certain administrative functions pursuant to a written administrative agreement.

         4. "BENEFICIAL INTEREST," the proportionate allocation of assets held by the Plan in the name of the Trust on behalf of each Participant, which allocation is determined each business day for each Participant by the ratio of total contributions to the Plan made on the Participant's behalf compared to the total contributions to the Plan made on behalf of all Participants.

         5. "BENEFICIAL LOAN INTEREST," the market value of the assets representing the Participant's Beneficial Interest in Pre-tax Contributions to the Trust (including Base Contributions and Rollover Contributions) whether made by the Company or by a Participant, in the custody of the Trustee as of any Valuation Date, determined for Timken stock by the market price for such common stock, as reported by the New York Stock Exchange, on any Valuation Date and for other investment options by the market value on the most recent Valuation Date immediately preceding the date of the loan.

         6. "BENEFICIARY," the person last designated by a Participant to receive any benefits as provided herein. This designation shall be in writing on a form supplied by the Plan Administrator and filed with the Plan Administrator prior to the Participant's death. Beneficiaries designated under the Plan prior to April 1, 1995, will remain as Beneficiaries until changed by Participants.

         7. "BENEFIT STARTING DATE," the first day of the first period for which a benefit is payable.



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         8. "BREAK IN SERVICE," any Plan Year during which an employee has not completed more than 500 Hours of Service. A break in service shall not be deemed to have occurred:

         (a) during the first twelve (12) calendar months of an Employee's service merely because of the failure to complete 500 Hours of Service during any one Plan Year occurring in part during such 12 month period, if the Employee completes 1,000 Hours of Service during such 12 month period;

         (b) during any period of excused absence, if the Employee returns to the service of the Company within the time permitted pursuant to the leave of absence;

         (c) during absence for military service in the Armed Forces of the United States, providing the Employee returns to work within the time permitted by law for reinstatement of veterans, as then in force; or

         (d) during a Plan Year because an Employee fails to complete more than 500 hours of service solely because of his or her retirement or death during such Plan Year.

         9. "CODE," The Internal Revenue Code of 1986, as amended, or any successor Internal Revenue Code.

         10. "COMPANY," The Timken Company and/or Latrobe Steel Company, as well as all members of a controlled group of corporations or commonly controlled trades or businesses (as defined in Section 414(b) and (c) of the Code, as modified by Section 415(h) of the Code) or affiliated service groups (as defined in Section 414(m) of the Code) of which the Company is a part, (with such entities being sometimes referred to as "Controlled Group Member(s)", and any successors thereof, provided that such successors remain Controlled Group Members.

         11. "CONTINUOUS SERVICE," an Employee's employment with the Company measured from the date his employment commences until the time of his retirement or death or until he incurs a Break in Service.

         12. "EMPLOYEE," a person who is compensated on an hourly basis and employed by the Company at its facilities in Bucyrus, Ohio, in North or South Carolina, in Koncor Industries Division or as a brickmason at one of its Ohio plants, but excluding any employee (a) who is in a collective bargaining unit which has a deferred compensation plan other than this Plan which has been the subject of collective bargaining or (b) who is a part-time employee. A part-time employee is one who has less than 1,000 Hours of Service in a year. A leased employee shall not be considered an Employee, except for purposes of the coverage tests under Section 410(b)(1) of the Code.


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A leased employee is any person who is not an employee of the Company and who provides services to the Company if (a) such services are provided pursuant to an agreement between the Company and any leasing organization, (b) such person has performed such services for the Company on a substantially full-time basis for a period of at least one year, and (c) such services are performed under primary direction or control by the Company. Further provided, that any person determined to be a common-law employee shall not be considered an Employee if the person: (a) has signed an individual employment agreement or a personal services agreement with the Company, or (b) is compensated through a third person and not through the Company's payroll. An employee who is a non-resident alien and who receives no earned income from the Company, which constitutes income from sources within the United States, shall not be considered an Employee. A person shall become an Employee on the day he first completes an Hour of Service for the Company. The following also shall not be considered an
Employee: (i) any individual who is classified by the Company as a salaried employee; or (ii) any individual who is not classified by the Company as an employee for federal income tax withholding purposes (whether or not such classification is ultimately determined to be correct as a matter of law), including any individual who is classified by the Company as a leased worker or an independent contractor.

         13. "ERISA," Public Law No. 93-406, the Employment Retirement Income Security Act of 1974, as amended from time to time.

         14. "FIDUCIARIES," the Company, the Plan Administrator and the Trustee, but only with respect to the specific responsibilities of each for Plan and Trust administration.

         15. "HIGHLY COMPENSATED EMPLOYEE", effective January 1, 1997, any Employee who:

              (a) was at any time during the current Plan Year or the preceding Plan Year a five percent (5%) owner of the Company's outstanding common stock, or

              (b) received compensation during the preceding Plan Year from the Company in excess of $80,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(B) of the Internal Revenue Code) and, if the Company so elects, was in the top-paid group (the top twenty percent (20%) of employees ranked on the basis of compensation received during the year, but excluding any Employee described in
                     Section 414(q)(5) and Q & A 9(b) of Section 1.414(q)-1T of the Treasury Regulations) of employees for such year.
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       For purposes of this definition, compensation is compensation within the meaning of Section 415(c)(3) of the Code, including elective or wage reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

       A former Employee shall be considered a Highly Compensated Employee, if he separates from service (or was deemed to do so) prior to the year for which the determination is made, performed no service for the Company during such determination year, and was a Highly Compensated Employee for either the year in which he separated from service or any determination year ending on or after his 55th birthday.

       16. "HOUR OF SERVICE," each hour (a) for which an Employee is paid or entitled to payment for the performance of duties for the Company or for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence or (b) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company, which hours shall be credited to the Employee for the computation period or periods to which the back pay award or agreement pertains rather than for the period or periods in which the award or agreement is paid or due. Hours of Service shall include hours which an Employee would have been scheduled to work during a period with respect to which the Employee is properly receiving sickness and accident benefits or workers' compensation benefits whether paid by the Company, an insurance carrier under a contract with the Company, or a state worker's compensation fund, but shall not include any period to which is attributable severance pay or unemployment compensation and any period for which a payment is made solely to reimburse the Employee for medical or medically-related expenses. An Employee is not required to be credited on account of a period during which no duties are performed with a number of Hours of Service which is greater than the number of hours regularly scheduled for the performance of duties during such period. Hours shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are hereby incorporated by reference.

       In the case of an Employee who is absent from work for any period by reason of:

              (a)    the pregnancy of the Employee,

              (b)    the birth of a child of the Employee,


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              (c)    the placement of a child with the Employee in connection
                     with the adoption of a child by such Employee, or

              (d) caring for such child for a period beginning immediately following such birth or placement,

the Plan shall treat as Hours of Service, solely for purposes of determining whether a one year Break in Service has occurred, Hours of Service which otherwise would normally have been credited to such Employee but for such absence, or in any case in which the Plan is unable to determine the Hours of Service, eight Hours of Service per day of such absence; provided, that the total number of hours treated as Hours of Service by reason of any such pregnancy or placement shall not exceed 501 hours. These hours shall be treated as Hours of Service only in the Plan Year in which the absence from work begins, if an Employee would be prevented from incurring a one year Break in Service in such Plan Year solely because periods of absence are treated as Hours of Service or in any other case, the immediately following Plan Year.

       Hours of Service will be credited for employment with other members of an affiliated service group (under Section 414(m) of the Code), a controlled group of corporations (under Section 414(b) of the Code) or a group of trades or businesses under common control (under Section 414(c) of the Code) of which the Company is a member, and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code and the regulations thereunder.

       17. "INCOME," the net gain or loss of the Trust from investments, as reflected by interest received and accrued, dividends received, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust. In determining the income of the Trust for any period, assets shall be valued on the basis of their current market value.

       18. "LATROBE", Latrobe Steel Company, a fully-owned subsidiary of the Company, and any successor.

       19. "NORMAL RETIREMENT AGE," the later of the time a Participant attains sixty-five (65) years of age or the fifth anniversary of the time participation commenced.

       20. "NORMAL RETIREMENT DATE," the first day of the first calendar month following a Participant's attainment of Normal Retirement Age.



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       21. "PARTICIPANT," any Employee of the Company who meets the requirements of Article II hereof.

       22. "PLAN," The Hourly Pension Investment Plan as herein set forth and as it may be amended and restated from time to time.

       23. "PLAN ADMINISTRATOR," The Timken Company or any individuals or entities designated by it to administer the Plan.

       24. "PLAN YEAR," The 1998 Plan Year shall begin January 1, 1998, and end December 30, 1998. Thereafter, the Plan Year shall be a 12-month period, which includes all pay periods for which payment is made, beginning December 31 of a calendar year and ending December 30 of the following calendar year.

       25. "POOLED INVESTMENT ACCOUNT", an account established pursuant to an administrative services agreement between the Company and the Trustee.

       26. "PRE-TAX CONTRIBUTIONS TO THE TRUST," the portion of the Trust representing (a) Wage Reduction Contributions and Company Matching Contributions made after January 1, 1994, for Employees of the Company's Bucyrus, Ohio facility, brickmason Employees at its Ohio plants and Employees of the Company's Koncor Industries Division, and income thereon; (b) Wage Reduction Contributions and Company Matching Contributions made after January 1, 1993, for Employees of the Company's North and South Carolina facilities, and income thereon; (c) contributions from the Company made prior to January 1, 1994, for Employees of the Company's Bucyrus, Ohio facility, brickmason Employees at its Ohio plants and Employees of the Company's Koncor Industries Division, and income thereon, except that contributions for Employees of the Company's New Philadelphia plant shall not be included and shall be transferred to The Timken Company-Latrobe Steel Company Savings and Investment Pension Plan Trust; (d) contributions from the Company made prior to January 1, 1993, for Employees of the Company's North and South Carolina facilities, and income thereon; (e) Base Contributions from the Company made after December 31, 1993, for Employees of the Company's Bucyrus, Ohio facilities, brickmason Employees at its Ohio plants and Employees of the Company's Koncor Industries Division, and income thereon; (f) Base Contributions from the Company made after December 31, 1992, for Employees of the Company's North and South Carolina facilities, and income thereon; and (g) Rollover Contributions to the Trust made pursuant to Article III, Section 4.


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       27. "ROLLOVER CONTRIBUTION", All or part of a distribution a Participant receives from a qualified trust described in Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, from an annuity plan described in Section 403(a) of the Code, or from an individual retirement account or an individual retirement annuity described in Section 408 of the Code, including any earnings on such distribution, but not including any portion of such distribution attributable to post-tax contributions, which is contributed to the Trust.

       28. "TIMKEN," The Timken Company and any successor thereof.

       29. "TRUST," the trust established in connection with the Plan which holds and invests the Pre-tax Contributions, which are to be distributed hereunder to eligible Participants.

       30. "TRUSTEE," that individual or institution appointed by the Company to be the Trustee of the contributions to the Trust as provided herein, or their successors.

       31. "VALUATION DATE," any day that the New York Stock Exchange is open for business and any other date chosen by the Company to make additional valuations of the Trust Fund as necessary.

       32. "WAGES," amounts paid by the Company to a Participant for personal services for hours worked that are paid, including wage reduction contributions to a cafeteria plan, incentive pay and cost of living adjustments, but excluding jury duty, witness pay and similar compensation. Wages includes payments under certain bonus plans at specified Company plants, including Performance Reward Pay, to the extent outlined in the compensation document attached to this Plan as Exhibit A. For purposes of this Plan, and in accordance with Section 401(a)(17) of the Code, Wages cannot exceed $160,000 (as adjusted) for a Plan Year.

       33. "YEAR OF SERVICE," a twelve month period during which the employee has not less than 1,000 Hours of Service. The initial twelve month period shall be computed with reference to the day on which the Employee's employment commenced. Subsequent twelve consecutive month periods shall be the Plan Year, commencing with the Plan Year which includes the anniversary of the day on which employment commenced. In the case of an Employee who does not complete 1,000 Hours of Service during the twelve month period beginning on the day his employment commenced, such computation shall be made by reference to the first day of the following Plan Year which includes the anniversary of the day on which employment commenced.

       34. Masculine pronouns wherever used in the Plan shall include feminine or neuter pronouns, and the singular shall include the plural wherever appropriate.

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       ARTICLE II. - PARTICIPATION

       1. All Employees who are active Employees of the Company and who have satisfied the eligibility terms for participation as of March 31, 1995, shall be entitled to participate in the Plan as of March 31, 1995. The participation of any Employee eligible thereafter to become a Participant shall commence following completion of one calendar month of work (three calendar months of work for Employees of the Company's North and South Carolina facilities and Koncor Industries Division). A month of work is measured from the first day that the Employee performs services for the Company until the corresponding day of the next calendar month. Eligibility shall be determined and certified by the Company.

       2. Except as provided in Article II, Section 5, eligible Employees electing to participate in this Plan for the first time or following a rehire to active employment with the Company shall file a written election to do so, which election will be effective with the first available pay period. Any other election to participate or reparticipate may be accomplished by utilizing the interactive voice response system, which election will be effective with the first available pay period.

       3. An Employee's election to participate in this Plan shall designate the amount of wage reduction elected by the Employee to be contributed to this Plan, as provided in Article III below. Such election shall become effective with the first available pay period.

       4. An Employee's election to participate in this Plan shall continue in effect until the Employee utilizes the interactive voice response system to terminate his participation or until such Employee ceases to be eligible to participate in this Plan.

       5. An Employee does not need to file a written election to participate in the Company's Base Contribution.

       6. If a Participant is reinstated by the Company, he shall recommence participation in the Plan on the first day he is credited with an Hour of Service for the Company.

       ARTICLE III. - WAGE REDUCTION CONTRIBUTIONS AND ROLLOVER CONTRIBUTIONS

       1. At anytime, in accordance with Article II above, a Participant may elect to have his wages reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and fifteen percent (15%) of his Wages to be deducted from his Wages payable for each pay period; provided, however, that the percent reduction selected cannot result in more than a $10,000 Wage Reduction Contribution on behalf of a Participant in a Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code).

       2. A Participant's election as to the rate of his Wage Reduction Contributions to this Plan will remain in effect until the Participant changes his election, ceases to be eligible to participate, or utilizes the interactive voice response system or through a customer service representative to terminate his participation in this Plan.

       3. A Participant may change his election as to the rate of Wage Reduction Contributions to this Plan by utilizing the interactive voice response system or through a customer service representative on any day. Such election shall become effective as of the first available pay period. Any change made will be effective for all succeeding pay periods, unless changed again by the same procedure.

       4. A Participant after filing with the Company or the Administrative Delegate the form prescribed by the Plan Administrator, may make a cash contribution to the Trust in the form of a Rollover Contribution. Before completing the Rollover Contribution, the Participant shall furnish satisfactory evidence to the Plan Administrator that the proposed Rollover Contribution satisfies the requirements of Section 408(d)(3) of the Code.

       ARTICLE IV. - COMPANY MATCHING CONTRIBUTIONS

       1. The Company will contribute to each Participant's Account in this Plan an amount equal to:

              (a) the Participant's Wage Reduction Contributions up to the first five percent of the Participant's Wages multiplied by twenty percent (20%), for Employees of the Company's Bucyrus facility and brickmason Employees at its Ohio plants;

              (b) the Participant's Wage Reduction Contributions up to the first five percent (5%) of the Participant's Wages multiplied by eighty percent (80%), and the Participant's Wage Reduction Contributions in excess of the first five percent (5%) up to the next three percent (3%) of the Participant's Wages multiplied by twenty percent (20%) for Employees of the Company's North and South Carolina facilities; and

              (c) the Participant's Wage Reduction Contributions up to the first five percent (5%) of the Participant's Wages multiplied by eighty percent (80%), for Employees of the Company's Koncor Industries Division.

These percentages may be changed from time to time by the Company.

       2. The Company will contribute to each Participant's Account in this Plan a Base Contribution for each calendar quarter. For purposes of eligibility for a Base Contribution, the calendar quarters shall begin on January 1, April 1, July 1, and October 1 of each year. For an Employee to be eligible for a Base Contribution, he must be actively employed by the Company and eligible to participate at the beginning of the calendar quarter for which the contribution is to be made. The contribution will be one percent (1%) of a Participant's Wages for each calendar quarter in the Plan Year. For purposes of determining a Participant's wages, the calendar quarters shall begin on December 31, April 1, July 1, and October 1 of each year.

       3. In no event shall the annual addition to a Participant's Account under this Plan and any other qualified defined contribution plan maintained by the Company exceed the lesser of $30,000 (or, if greater, one-fourth of the dollar limitation in effect under Section 415(b)(1)(A) of the Code) or 25 percent of the Participant's total compensation from the Company. For purposes of this Article IV, Section 3 and the subsequent sections in this Article IV, compensation is all amounts received by a Participant from the Company during a Calendar Year for the performance of personal services, to the extent that such amounts are includable in taxable income. In no event shall the amount of Wage Reduction Contributions to a Participant's account exceed $10,000 for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code).

       The annual addition shall be the sum of the following amounts credited to a Participant's Account for the limitation year:

              (a)    Company Matching Contributions,

              (b)    Wage Reduction Contributions,

              (c)    Post Tax Employee Contributions and forfeitures, and

              (d) amounts allocated, after March 31, 1984, to an individual medical account, as defined in Section 415(c)(2) of the Code, which is a part of a pension or annuity plan maintained by the Company. Amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company are also treated as annual additions to a defined contribution plan.

       For this purpose, any excess amount applied in the limitation year to reduce Company contributions will be considered annual additions for such limitation year.

       In the event a corrective distribution is needed, following the end of the calendar year, the Plan shall distribute such corrective distribution not later than the first April 15 following the close of the calendar year. The income (or loss) allocable to any excess Wage Reduction Contribution shall be distributed as part of any corrective distribution.

       4. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the Company contributions to the Participant's Account made under this Plan shall be reduced as necessary, in the following order: Company Matching Contributions, Wage Reduction Contributions and Base Contributions.

       5. (a) If the Participant is or was formerly a participant in a defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0.

          (b) The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Company, and the denominator of which is the lesser of (a) 1.25 times the dollar limitation of Section 415(b)(1)(A) of the Code in effect for the limitation year, or (b) 1.4 times the Participant's average compensation for the three consecutive years that produce the highest average, including any adjustments under Section 415(b) of the Code.

          (c) Notwithstanding the above, if the Participant were a participant as of the first day of the first limitation year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Company which were in existence on May 6, 1986, the denominator of this fraction will not be less than 125 percent of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last limitation year beginning before January 1, 1987, disregarding any change in the terms and conditions of the plan after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Section 415 of the Code for all limitation years beginning before January 1, 1987.

          (d) The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all defined contribution plans maintained by the Company (whether or not terminated) for the current and all prior limitation years, and the annual additions attributable to all welfare benefit funds, as defined in Section 419(e) of the Code, and individual medical accounts, as defined in Section 415(1)(2) of the Code, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior Year of Service with the Company: (a) 1.25 times the dollar limitation in effect under Section 415(c)(1)(A) of the Code for such year, or (b) 1.4 times the amount which may be taken into account under Section 415(c)(1)(B) of the Code.

          (e) The maximum aggregate amount in any limitation year is the lesser of 125 percent of the dollar limitation determined under Sections 415(b) and (d) of the Code in effect under
                    Section 415(c)(1)(A) of the Code or 35 percent of the Participant's compensation for such year.

          (f) If the Participant were a Participant as of the end of the first day of the first limitation year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Company which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over
                    1.0 times (2) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the last limitation year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of the Plan made after May 5, 1986, but using the Section 415 limitation applicable to the first limitation year beginning on or after January 1, 1987.

          (g) The annual addition for any limitation year beginning before January 1, 1987, shall not be recomputed to treat all Post Tax Employee Contributions as annual additions.

          (h) The benefits limitation set forth in Article IV, Section 5(a)-(f) above will no longer be effective for limitation years (which are the Plan Years) commencing on or after January 1, 2000. Beginning with the first Plan Year commencing on or after January 1, 2000, the benefit payable to any current or former Participant who has commenced benefits under the Plan prior to that date in a form other than a lump-sum payment and who still has an accrued benefit under the Plan (other than a benefit resulting solely from the repeal of the limitations of Article IV,
                    Section 5(a)-(f) will be increased to a benefit that is no greater than the benefit that would have been permitted for that year under Section 415(b) of the Code for the Participant had not Article IV, Section 5(a)-(f) above limited the benefit at the time of commencement. In the case of a benefit that is payable as a lump-sum payment, the benefit payable with the first Plan Year commencing on or after January 1, 2000, may be increased by an amount that is actuarially equivalent to the amount of increase that could have been provided had the benefit been paid in the form of a straight-life annuity. In no event shall benefits attributable to years commencing before January 1, 2000, reflect benefit increases that could not be paid for those years because of the limitations of Article IV,
                    Section 5(a)-(f).

         6. For Plan Years commencing before January 1, 2000, if the sum of the defined contribution plan fraction and the defined benefit plan fraction, as described in Article IV, Section 5, for a Participant exceeds 1.0, the Participant's benefit under the defined benefit plan shall be reduced accordingly.

         7. If, as a result of the allocations of any forfeitures or errors in estimating a Participant's compensation, the annual addition to a Participant's Account exceeds the permissible amount, the excess will be disposed of as follows:

            (a) If the Participant is covered by the Plan at the end of the limitation year, the excess amount in the Participant's Account will be used to reduce Company contributions (including any allocation of forfeitures) for such Participant in the next Plan Year and each succeeding Plan Year if necessary.

              (b) If the Participant is not covered by the Plan at the end of a Plan Year, the excess amount will be held unallocated in a suspense account. The suspense account will be applied to reduce Company Matching Contributions for all remaining Participants in the next limitation year, and each succeeding year if necessary.

              (c) If a suspense account is in existence at any time during the Plan Year pursuant to this Section, it will not participate in the allocation of the Trust investment gain and losses. If a suspense account is in existence at any time during a particular Plan Year, all amounts in the suspense account must be allocated and reallocated to Participants' Accounts before any Company contributions may be made to the Plan for that limitation year. Excess amounts may not be distributed to Participants or former Participants.

              (d) Any underpayments of Company contributions will be corrected by the Company. For purposes of this Article IV,
                     Section 7, excess amounts attributable to a specific type of contribution (Wage Reduction Contributions, Company Matching Contributions or Base Contributions) may be utilized to reduce only a comparable contribution in the following year.

         8. The Accrued Benefit for each Participant in the Plan who has accrued benefits as of December 31, 1993, who has at least one Hour of Service with the Company in a Plan Year beginning after that date and whose Accrued Benefits were determined taking into account compensation that exceeded the annual compensation limit for any year, may be changed as set forth in this Section.

         A Participant's Accrued Benefit under the Plan shall be equal to the greater of

                  (a) the Participant's Accrued Benefit as of December 31, 1993, and his accrued benefit determined under the formula and limitations applicable to benefit accruals in the current plan year as applied to Years of Service after December 31, 1993, or

                  (b) the Participant's Accrued Benefit determined under the formula and limitations applicable to benefit accruals in the current Plan Year as applied to the Participant's total Years of Service for the Company before and after December 31, 1993.

         ARTICLE V. - INTERESTS NON-FORFEITABLE

Participants shall have an immediate fully vested and nonforfeitable right to Wage Reduction Contributions, Company Matching Contributions, Base Contributions and Rollover Contributions properly credited to their respective subaccounts and the income attributable thereto.

         ARTICLE VI. - OPERATION OF THE TRUST

         1. Except as provided in Sections 2 and 3 below, the Trust shall invest 100% of its funds in The Timken Company Common Stock Fund. The Company may, for administrative purposes, establish unit values for one or more investment funds (including Timken Company Common Stock) and maintain the Accounts setting forth each Participant's interest in such investment fund (or portion thereof) in terms of such units, all in accordance with fair, equitable and administratively practicable rules and procedures as the Company shall design and adopt. Such rules and procedures shall be set forth in a Pooled Investment Service Agreement between the Company and the Trustee, which Agreement shall be incorporated by reference and made a part of this Plan. In the event that unit accounting is established for any investment fund (or portion thereof) the value of a Participant's Account at any time shall be an amount equal to the then value of a unit in such investment fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

         2. Participants will be able to diversify the investment of their Beneficial Interest. A Participant may choose to invest his Wage Reduction Contributions and his Rollover Contributions in Timken stock, or in other investment options offered by the Company. At the time the Participant enrolls or re-enrolls in the Plan, he may elect what percentage, if any, of his Wage Reduction Contributions and his Rollover Contributions, in increments of five percent (5%), he wishes to place in each investment option.

         A Participant can request fund transfers on any business day of his prior Wage Reduction Contributions and his Rollover Contributions from one investment option to another by utilizing the interactive voice response system or through a customer service representative. The Participant may elect what percentage, if any, of those assets in the Participant's Account eligible for transfer will be withdrawn in five percent (5%) increments from existing investment options. The Participant may then elect what percentage of the assets so withdrawn will be transferred to other investment options in five percent (5%) increments. In order to effectuate a transfer into or out of the fund holding Timken Stock, shares of Timken Stock may be (a) bought and/or sold on the open market at the market price of the stock on any Valuation Date, or
(b) effective November 13, 1996, bought from and/or sold to the Company at the average of the high and low market price on the Valuation Date the request is received by the

Company, if cash is not available. Company Matching Contributions and Base Contributions can be transferred to another investment option only under the circumstances described in Paragraphs 3 and 4 below.

         3. Participants who are active Employees and who have attained age 55 or who have 30 Years of Service will be permitted to transfer all past Company Matching Contributions, Wage Reduction Contributions, Base Contributions and Rollover Contributions to the Trust to any investment option offered by the Company. A Participant meeting the age and service requirements can request investment transfers as described in Paragraph 2 above.

         4. Participants who retired from the Company who have elected to retain their distribution in the Plan pursuant to Article VII, Section 6 hereof will be permitted to transfer all past Company Matching Contributions, Wage Reduction Contributions, Base Contributions and Rollover Contributions to any investment option offered by the Company, according to the procedures described in Paragraph 2 above.

         5. The Trustee shall, following the end of each Valuation Date, value all assets of the Trust Fund, allocate net gains or losses, and process additions to and withdrawals from Account balances in the following manner:

                  a. The Trustee shall first compute the fair market value of securities and/or the other assets comprising each investment fund designated by the Company for direction of investment by the Participants of this Plan. Each Account balance shall be adjusted each business day by applying the closing market price of the investment fund on the current business day to the share/unit balance of the investment fund as of the close of business on the current business day.

                  b. The Trustee shall then account for any requests for additions or withdrawals made to or from a specific designated investment fund by any Participant, including allocations of contributions. In completing the valuation procedure described above, such adjustments in the amounts credited to such Accounts shall be made on the business day to which the investment activity relates. Contributions received by the Trustee pursuant to this Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the Trustee and allocated among the Accounts of Participants.

                  c. Notwithstanding Subsections a and b above, in the event a Pooled Investment Fund is created as an investment option in this Plan, valuation of the Pooled Investment Fund and allocation of earnings of the Pooled Investment Fund shall be governed by the Administrative Services Agreement for such Pooled Investment Fund. The provisions of any such Administrative Services Agreement shall be incorporated by reference and made a part of this Plan.

         It is intended that this Section operate to distribute among the Participant's Accounts in the Trust Fund, all income of the Trust Fund and changes in the value of the assets of the Trust Fund.

         6. As soon as possible following the end of each calendar quarter, each Participant shall receive a statement showing the details of the Participant's Beneficial Interest in the Trust.

         7. Investment fees attributable to a Participant's choice of a particular investment option may be charged against the Participant's Account balance in that investment option.

         ARTICLE VII. - DISTRIBUTIONS FROM THE TRUST

         1. Effective January 1, 1997, the shares and cash held in the Trust for the benefit of a Participant shall be distributed to the Participant at the Participant's request upon retirement at or after Normal Retirement Age, upon attainment of age 70-1/2, upon a Break in Service with the Company or to the Participant's Beneficiary upon the death of the Participant, except as hereinafter provided. Following a Participant's attainment of his Normal Retirement Age, the Company shall give him notice in accordance with applicable law that Plan payments are being suspended during any month after his Normal Retirement Age and before he retires during which he completes 40 or more Hours of Service (within the meaning of clause (i) of Article I, Section 16.) A Participant shall be entitled to receive Plan benefits after his Normal Retirement Age and before he retires during any month in which he completes fewer than 40 such Hours of Service.


         2. A Participant's Beneficiary shall be his or her spouse or, if the Participant has no spouse or the Participant's spouse consents (in the manner described in this Paragraph) to the designation of another person or persons, such other person or persons as is designated by the Participant as his or her Beneficiary. The Account balance shall be adjusted for gains and losses occurring after the Participant's death in accordance with usual Plan procedures for adjusting Account balances for other types of distributions.

         A Participant may elect at any time to waive the surviving spouse as Beneficiary and may revoke any such election at any time. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a Beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse's consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or it is established to the satisfaction of the Plan Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

         In order to elect to waive his spouse as Beneficiary, a Participant also must affirmatively elect that the payment of his benefits not be in the form of a life annuity, and with respect to such Participant, this Plan may not be a transferee of a defined benefit plan or an individual account plan subject to the funding standards of the Internal Revenue Code or any other plan required to provide a mandatory qualified joint and survivor annuity provision.

         If a Participant has no spouse, if the spouse has consented in the manner described above to not being the designated Beneficiary, if the spouse cannot be located, or because of other circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Administrator, designate or change the designation of a Beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, be paid at the discretion of the Company to the deceased Participant's surviving spouse, child or children, parent or parents, and/or the executor or administrator of his estate.

         3. A Participant or Beneficiary entitled to a distribution from the Trust shall receive certificates for the full shares of Timken stock held for his or her benefit and cash for any fractional interests in shares and investments in other investment options. Timken stock shall be valued by using the closing price of such stock on any Valuation Date. Other investment options shall be valued by using the market value on the most recent Valuation Date immediately preceding the date of distribution.

         4. Such distributions shall be made in a lump sum as soon as possible following completion of a distribution request form after the Participant retires, the Participant's death occurs, a Break in Service occurs or a hardship withdrawal is processed. Notwithstanding the foregoing, unless the Participant otherwise elects, distribution to a Participant will be made no later than the sixtieth (60th) day after the close of the Plan Year in which the Break in Service occurs. No distribution can be made from the Plan without the written consent of the Participant and the Participant's spouse, if any, or in cases where the Participant is dead, the Participant's surviving spouse or Beneficiary (if the surviving spouse is not the beneficiary).


         For distributions made from the Plan, the appropriate tax withholdings will be made, unless the Participant instructs the Plan Administrator, pursuant to procedures to be implemented by the Plan Administrator, to roll over directly his eligible rollover distribution to an eligible retirement plan. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten (10) years or more; (b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and (c) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. For purposes of this provision, a Participant includes an Employee or former Employee, a Participant's surviving spouse and a Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code.


         Participants and Beneficiaries will also have the option to receive a distribution in installments. The Participant or Beneficiary may elect the frequency of the distribution which may be monthly, quarterly or annually over a period not to exceed the recipient's life expectancy. A Participant must have a minimum Account balance of

$1,000 to elect installment distribution. After installment payments begin, when the Account balance becomes $1,000 or less, the entire balance will be distributed in a lump sum payment.

         If distribution of benefits has commenced before the Participant's death, the remaining benefits will be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant's death. If the Participant dies before the distribution of benefits has commenced, the remaining portion of the Participant's interest that is not payable to a Beneficiary designated by the Participant shall be distributed within five (5) years after the Participant's death; provided, that the five-year rule shall not apply to any portion of the Participant's interest payable to a Beneficiary designated by the Participant, if the remaining interest will be distributed over the life of such Beneficiary (or over a period of time not greater than said Beneficiary's life expectancy), commencing not later than one year after the Participant's death (or, if the designated Beneficiary is the Participant's surviving spouse, commencing not later than the date on which the Participant would have attained age 70-1/2).

         5. Unless the Participant otherwise elects, the payment of benefits to a Participant shall begin not later than the sixtieth (60th) day after the latest of the close of the Plan Year in which (a) the Participant attains age sixty-five (65), (b) the Participant completes ten (10) years of Continuous Service, or (c) the Participant terminates his service with the Company. The election to postpone the payment of benefits beyond the time specified above shall be made by submitting to the Company a written statement, signed by the Participant, which describes the benefit and the date on which the payment of such benefit shall commence. Such an election may not be made if the exercise of such election will cause the benefits payable under this Plan in the event of the death of the Participant to be more than incidental.

         Effective January 1, 1997, in no event shall payment of such benefits be deferred beyond April 1 of the calendar year following the calendar year in which a Participant who is a five percent (5%) owner (as defined in Section 416 of the Code) attains age 70-1/2. For a Participant who is not a five percent (5%) owner, the payment of benefits shall not be deferred beyond April 1 of the calendar year following the earlier of the calendar year in which the Participant attains age 70-1/2 or the calendar year in which the Participant retires.


         If distributions are required to be made under this Article VII,
Section 5, they shall be made in a lump sum payment or in installment payments, if the Participant so elects. The requirements of this Article VII, Section 5 shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Plan. All distributions required under this Article VII, Section 5 shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations. The amount to be distributed each year, beginning with distributions for the first distribution calendar year shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (a) the applicable life expectancy or (b) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q & A-4 of Section 1.401(a)(9)-2 of the Proposed Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy set forth above as the relevant divisor without regard to proposed regulations Section 1.401(a)(9)-2.

         The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

         If distribution of benefits has commenced prior to the Participant's death, the remaining interest under the Plan will be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant's death. If distribution of benefits hereunder has not commenced at the time of the Participant's death, any portion of the Participant's interest in the Plan that is not payable to a Beneficiary designated by the Participant over a period not exceeding the Participant's life expectancy will be distributed within five years after the Participant's death and any portion of the Participant's interest that is payable to a Beneficiary designated by the Participant will be distributed either (i) within five years after the Participant's death, or (ii) over the life of the Beneficiary over a period certain not extending beyond the life expectancy of the Beneficiary, commencing not later than the end of the calendar year following the calendar year in which the Participant died (or, if the designated Beneficiary is the Participant's surviving spouse, commencing on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the Participant died and (b) December 31 of the calendar year in which the Participant would have attained age 70-1/2).

         6. A Participant otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant shall direct the Company to make said distribution, provided that such distribution must be made not later than the time specified in Article VII, Section 5 above. Upon written notice (or by any other method approved by the Company) from the Participant, such distribution shall be made as soon as possible after the notice is received.

         7. The assets of the Trust to be distributed to a Participant or Beneficiary shall include any shares (or cash in lieu of fractional shares) attributable to dividends payable to shareholders of record as of the end of the quarter with respect to which the calculation is being made.

         8. Partial or total distributions of the Participant's Wage Reduction Contributions and/or Rollover Contributions may also be made to a Participant, upon application to the Company, in cases of hardship. If a Participant elects a withdrawal prior to the date he retires, becomes disabled or terminates his service with the Company, such withdrawal will require the consent of the Trustee and such consent shall be given only if, under uniform rules and regulations and in conformance with procedures established by the Company, the Trustee determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from the resources of the Participant. If the Participant is married, a distribution in excess of $5,000 cannot be distributed without the written consent of the Participant's spouse.

         The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the Participant, payment of post-secondary educational tuition for a year for the Participant or his dependents, health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Participant's principal residence.

         The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant (grossed up to reflect the income taxes that will be assessed on the distribution), the Participant has obtained all distributions (other than hardship distributions) and all available nontaxable loans under all plans maintained by the Company, the Participant agrees that all Wage Reduction Contributions and all other Participant contributions to all plans maintained by the Company will be suspended until twelve (12) months after receipt of the hardship distribution, and the Participant agrees that any Wage Reduction Contributions made in the taxable year following the taxable year of the hardship distribution shall not exceed the maximum limit under Section 402(g) of the Code less the amount of the Participant's Wage Reduction Contributions for the taxable year of the hardship distribution.

         Such election may be made at any time, but not more frequently than once every twelve months. All withdrawal elections shall be made by a Participant on written forms supplied by the Trustee for that purpose. Such distributions shall be processed immediately following completion of the application procedures.

         9. The Company may transfer a Participant's Account under the Plan to another qualified defined contribution plan maintained by a Controlled Group Member, when the Participant transfers employment from an employee group covered by the Plan to an employee group not so covered, provided that the other plan accepts such transfers. Accounts so transferred shall be subject to such rights, restrictions, and features (including vesting provisions) applicable to assets in similar accounts contributed to and held under the other plan. The Plan Administrator may establish such nondiscriminatory restrictions and rules applicable to such transfers as it may determine to be necessary or desirable to maintain the qualified status of the Plan (and any other plan sponsored by it or by a Controlled Group Member) under the Code; including, without limitation, rules insuring that such transfers comply with Sections 411(a) and 411(d)(6) of the Code and the regulations thereunder. In no event shall any amount be transferred to the Trust from a defined benefit pension plan or a money purchase pension plan.

         When a Participant transfers employment from an employee group not covered by the Plan to an employee group covered by the Plan and has otherwise satisfied the eligibility requirements of the Plan, the Company may transfer the Participant's account balance under another qualified defined contribution plan maintained by a Controlled Group Member which authorizes such transfers to the Plan. Transferred accounts shall be subject to such rights, restrictions and features (including vesting provisions) applicable to assets in similar Accounts contributed to and held under the Plan. The Plan Administrator may establish such nondiscriminatory restrictions and rules applicable to such transfers from the Plan and transfers to the Plan as it may determine to be necessary or desirable to maintain the qualified status of the Plan and any other plan sponsored by it or by a Controlled Group Member under the Code; including, without limitation, rules insuring that such transfers comply with
Section 411(a) and 411(d)(6) of the Code and the regulations thereunder.

         10. If overpayments or underpayments of benefits under the Plan have been made to a Participant or beneficiary, the amount of benefits will be appropriately adjusted, provided that the correction of any underpayments shall not result in the payment of interest to a Participant or beneficiary on any such underpaid amounts.

         ARTICLE VIII. - EQUITY DETERMINATION

         1. The Company may amend or revoke the Wage Reduction Contribution election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to insure that the annual addition to a Participant's Account for any Plan Year will not exceed the limitations of
Article IV, Section 3 or to insure that the discrimination tests of Section 401(k) of the Code are met for such Plan Year. The discrimination tests shall be (a) that the Employees eligible to benefit under this Plan shall satisfy the nondiscrimination provisions of Section 410(b)(1) of the Code and (b) that the actual deferral percentage for Highly Compensated Employees (as defined in Article I, Section 15) for such Plan Year bears a relationship to the actual deferral percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

                  (a) the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by 1.25, or

                  (b) the excess of the actual deferral percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two
                           (2) percentage points, and the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by two (2).

         For purposes of this Section, the actual deferral percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

                  (a) the amount of Wage Reduction Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year, as well as any Company Matching Contributions and any Base Contributions treated by the Company as elective contributions, to

                  (b) the Employee's compensation (as defined in Section 414(s) of the Code) for such Plan Year.

         For purposes of determining whether the Plan satisfies the actual deferral percentage test, all Wage Reduction Contributions, as well as any Company Matching Contributions and any Base Contributions treated by the Company as elective contributions that are made under two or more plans that are aggregated for purpose of satisfying Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purpose of satisfying Section 401(k) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual deferral percentage, the actual deferral ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(k) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

         The Plan will take into account the actual deferral ratios of all eligible Employees for purposes of the actual deferral percentages. For this purpose, an eligible Employee is any Employee who is directly or indirectly eligible to make Wage Reduction Contributions and includes any Employee who is unable to make Wage Reduction Contributions because the Employee has not contributed to another plan, any Employee whose right to make Wage Reduction Contributions has been suspended because of a distribution, a loan, or an election not to participate and any Employee who cannot make Wage Reduction Contributions because the limitations imposed by Article IV, Sections 3 and 5, prevent the Employee from receiving additional annual additions. In the case of an eligible Employee who makes no Wage Reduction Contributions, the actual deferral ratio that is to be included in determining the actual deferral percentage is zero.

         For purposes of the actual deferral percentage test and the determination of excess contributions in Article VIII, Section 3, compensation shall be all amounts received by a Participant from the Company during a Plan Year for the performance of personal services, to the extent that such amounts are includable in income.

         2. The Company may amend or revoke the Wage Reduction Contribution election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to insure that the discrimination tests of
Section 401(m) of the Code are met for such Plan Year. The discrimination tests shall be that the actual contribution percentage for Highly Compensated Employees (as defined in Article I, Section 15) for such Plan Year bears a relationship to the actual contribution percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

                  (a) the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by 1.25, or

                  (b) the excess of the actual contribution percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two
                           (2) percentage points, and the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by two (2).

         For purposes of this Section, the actual contribution percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

         (a) the amount of Company Matching Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year, as well as any wage reduction contributions and any Base Contributions, that are treated by the Company as matching contributions to the Plan, to

         (b) the Employee's compensation (as defined in Section 414(s) of the Code) for such Plan Year.

         For purposes of determining whether the Plan satisfies the actual contribution percentage test of Section 401(m) of the Code, all Matching Contributions that are made under two or more plans that are aggregated for purpose of Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of satisfying
Section 410(m) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual contribution percentage, the actual contribution ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

         The Plan will take into account the actual contribution ratios of all eligible Employees for purposes of the actual contribution percentages. For this purpose, an eligible Employee is any Employee who is directly or indirectly eligible to receive an allocation of Matching Contributions includes any Employee who would be a

Participant entitled to receive Matching Contributions but for his failure to make Wage Reduction Contributions, any Employee whose right to receive Matching Contributions has been suspended because of an election (other than certain one-time elections) not to participate and any Employee who cannot receive a Matching Contribution because the limitations imposed by Article IV, Sections 3 and 5, prevent the Employee from receiving additional annual additions. In the case of an eligible Employee who receives no Matching Contributions, the actual contribution ratio that is to be included in determining the actual contribution percentage is zero.

         For purposes of the actual contribution percentage test and the determination of excess aggregate contributions in Article VIII, Section 4, compensation shall be all amounts received by a Participant from the Company during a Plan Year for the Performance of personal services, to the extent that such amounts are includable in income.

         3. Effective January 1, 1997, in the event that the Plan should fail to meet the test set forth in Article VIII, Section l, the amount of excess contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling method, under which the dollar amount of contributions by and on behalf of the Highly Compensated Employee with the highest dollar amount of such contributions is reduced to the extent required to:

         (a) enable the arrangement to satisfy the actual deferral percentage test, or

         (b) cause such Highly Compensated Employee's dollar amount of such contributions to equal the dollar amount of a Highly Compensated Employee with the next highest dollar amount of such contributions.

         This process must be repeated until the Plan satisfies the actual deferral percentage test. For each Highly Compensated Employee, the amount of excess contributions is equal to the total Wage Reduction Contribution, plus Company Matching Contributions and Base Contributions treated as elective contributions, on behalf of the Participant.

         Excess contributions (and income allocable thereto) are distributed in accordance with this Article VIII, Section 3, only if such excess contributions (and allocable income) are designated by the Company as a distribution of excess contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions occurred and within twelve months after the close of such Plan Year.

         A corrective distribution of excess contributions (and income) is includable in gross income of the Participant on the earliest dates any Wage Reduction Contributions by the Participant during the Plan Year would have been received by the Participant had he originally elected to receive the amounts in cash, or, if distributed more than two and a half months after the Plan Year for which such contributions were made, in the taxable year of the Participant in which distributed.

         The amount of excess contributions to be distributed under this
Article VIII, Section 3 with respect to a Participant for a Plan Year shall be reduced by any excess Wage Reduction Contribution elections under Article IV,
Section 3 previously distributed to such Participant for the Participant's taxable year ending with or within such Plan Year. The amount of excess Wage Reduction Contribution elections that may be distributed under Article IV,
Section 3 with respect to a Participant for a calendar year shall be reduced by any excess contributions previously distributed with respect to such Participant for the Plan Year beginning with or within such calendar year. In the event of a reduction under this paragraph, the amount of excess contributions includable in the gross income of the Participant and the amount of excess contributions reported by the Company as includable in the gross income of the Participant shall be reduced by the amount of the reduction under this paragraph.

         4. Effective January 1, 1997, in the event that the Plan should fail to meet the test set forth in Article VIII, Section 2, the amount of excess aggregate contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling method under which the dollar amount of contributions by and on behalf of the Highly Compensated Employee with the highest dollar amount of such contributions is reduced to the extent required to:

                  (a) enable the Plan to satisfy the actual contribution percentage test, or

                  (b) cause such Highly Compensated Employee's dollar amount of such contributions to equal the dollar amount of the Highly Compensated Employee with the next highest dollar amount of such contributions.

         This process must be repeated until the Plan satisfies the actual contribution percentage test. The amount of excess aggregate contributions with respect to an Employee for a Plan Year shall be determined only after first determining the excess contributions that are treated as Employee contributions for the Plan Year due to recharacterization. For each Highly Compensated Employee, the amount of excess aggregate contributions is equal to the total Matching Contributions plus Wage Reduction Contributions and Base Contributions treated as Matching Contributions, on behalf of the Participant.

         Excess aggregate contributions (and income allocable thereto) are distributed in accordance with this Article VIII, Section 4 only if such excess aggregate contributions (and allocable income) are designated by the Company as a distribution of excess aggregate contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess aggregate contributions occurred and within twelve months after the close of the following Plan Year.

         A corrective distribution of excess aggregate contributions (and income) is includable in gross income for the taxable year of the Participant ending with or within the Plan Year for which the excess aggregate contributions were made or, if distributed more than two and a half months after the Plan Year for which such excess aggregate contributions were made, in the taxable year of the Participant in which distributed.

         5. If a multiple use of the alternative limitations described in
Article VIII, Sections 1 and 2 occurs with respect to the Plan, such multiple use shall be prevented as to any Highly Compensated Employee according to the provisions of Section 1.401(m)-2(b) of the Treasury Regulations. Such multiple use shall be corrected by reducing the dollar amount of contributions by and on behalf of all Highly Compensated Employees. The amount of the reduction to the dollar amount of such contributions of all Highly Compensated Employees shall be calculated in the manner described in Article VIII, Section 4. The required reduction shall be treated as an excess aggregate contribution under the Plan.

         ARTICLE IX. - LOANS FROM THE TRUST

         1. A Participant or alternate payee who has succeeded to the interest of a Participant, may obtain a loan from the Trust upon proper application to the Trust pursuant to procedures established by the Company. For purposes of this Article IX, the term "Participant" shall include an alternate payee described in the preceding sentence. The nature and amount of the loan must conform to the following rules and limits:

                  (a) The Participant may borrow only from Pre-tax Contributions (including Base Contributions and Rollover Contributions) to the Trust in the custody of the Trustee.

                  (b)      The minimum loan amount is $1,000.

                  (c) The maximum loan amount is 50 percent of the Participant's Beneficial Loan Interest, provided, that no loan may be greater than $50,000, reduced by the excess (if any) of (1) the highest outstanding loan balance from the Plan during the one year period ending on the day before the date on which such loan is made over (2) the outstanding loan balance from the Plan on the date on which such loan is made. The Trustee will accept only the Participant's accrued benefit as collateral for loans.

                  (d) The term of the loan cannot exceed 5 years, except that the term of a loan made for the purpose of purchasing a primary residence cannot exceed 30 years, provided that the term of a loan made for any purpose can not extend beyond the Participant's attainment of age 70-1/2.

                  (e) A Participant may have only one loan from this Plan in effect at any one time and may apply for only one loan within each twelve month period.

                  (f) The Company will establish the rate of interest to be charged on all loan balances. This rate of interest will be one percent (1%) in excess of the prime rate as published in the Wall Street Journal the first business day of the month in which the loan is granted.

                  (g) The loan shall be repaid by the Participant, if the Participant is an active Employee, through payroll deduction as established by the loan agreement. If the borrower is not an active Employee, the borrower and the Company shall agree to a repayment schedule which shall be incorporated in the loan agreement.

                  (h) The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty.

                  (i) Interest paid by the Participant in excess of the loan fees, if any, will be credited directly to the Participant's account.


                  (j) Any loan fees charged will be paid by the Participant from funds other than those in the Trust.

                  (k) The loan amount will be taken on a pro-rata basis from the Beneficial Loan Interest in all investment options at the time of the loan and on a pro-rata basis from Company and Participant contributions at the time of the loan. Repayments will be redeposited into the Participant's current investment options and contributions using the current ratio, except for amounts which must be reinvested in Timken Company Stock.

                  (l) If a Participant or Beneficiary does not repay a loan which he or she may have from the Plan, the Trustee will declare such loan to be in default when the loan is in arrears of repayment for more than 90 days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount o(pound)the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. The amount of the default will not constitute part of subsequent distributions from the Trust.

                  (m) The proceeds of the loan cannot be applied toward the purchase of any securities.

                  (n) Loan repayments will be suspended under this Plan as permitted under Section 414(u) of the Code.

         2. Loans may be applied for on any business day and will be processed immediately. Loan application shall be made through the interactive voice response system except that any loan whose term extends beyond five (5) years must be on a written application form available from and returned to the Trustee.

         3. The rules and limits for this loan provision may be changed from time to time to comply with the Code and with regulations issued thereunder.

         ARTICLE X. - VOTING OF SHARES HELD BY THE TRUSTEE

         Each Participant, each Beneficiary who has succeeded to the interest of a Participant and each alternate payee ("Eligible Participants and Beneficiaries") in this Plan shall have the authority to direct the exercise of voting rights as to whole shares of Timken stock held for the benefit of the Eligible Participant or Beneficiary as of the most current Valuation Date available preceding the record date for the shareholders' meeting. The Trustee shall furnish Timken's Annual Report, Notice of Annual Meeting, Proxy Statement, Proxy Card and other shareholder information to each Eligible Participant and Beneficiary and shall solicit each Eligible Participant's and Beneficiary's vote; the Company reserves the option to retain the Trustee to perform these services. All other shares of Timken stock held in the Trust, including shares not voted by Eligible Participants or Beneficiaries or not yet allocated to Eligible Participants or Beneficiaries, are to be voted by the Trustee in the same ratio for the election of Directors and for or against each issue as the applicable votes directed by Eligible Participants and Beneficiaries with respect to whole shares of Timken stock.

         ARTICLE XI. - MERGER, CONSOLIDATION OR TRANSFER

         In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had then terminated).

         ARTICLE XII. - CONDITIONS TO THE EFFECTIVENESS AND CONTINUANCE OF THIS PLAN

         1. The Company will not be required to make any contributions to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k) and 401(m) of the Code, and exempt from Federal Income Tax under Section 501(a) of the Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.

         2. The Company will not be required to make any contributions to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the Company's contributions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.

         3. In the event the Plan fails to qualify initially under the applicable provisions of the Code, the Company's contributions shall be returned to the Company. Contributions to the Trust by the Company are conditioned on their deductibility under Section 404(a) of the Code. If any deduction is disallowed for all or part of such contributions, the contributions for which the deduction is disallowed shall, upon proper notice to the Trustee, be returned to the Company.

         ARTICLE XIII. - AMENDMENT OR TERMINATION OF PLAN

         1. The Company expects to continue this Plan indefinitely, but reserves the right to terminate the Plan or to amend the Plan in any other respect and in any manner that it may deem advisable. The Board of Directors of Timken has authorized and instructed its Senior Vice-President - Human Resources, Purchasing and Communications (or any other officer or delegate of an officer, except the Administrative Delegate) to amend or terminate the Plan. Any such amendment shall be in writing. Upon delivery of written notice from Timken to the

Trustee, the Plan and Trust Agreement shall be deemed to have been terminated or amended in the manner set forth therein, and all Participants and all persons claiming any interest hereunder shall be bound thereby; provided that no termination or amendment:

                  (a) shall have the effect of vesting in the Company any interest in any property held subject to the terms of the Plan;

                  (b) shall cause or permit any property held subject to the terms of the Plan to be diverted to purposes other than the exclusive benefit of Participants and their Beneficiaries, including contributions to the Plan which are intended to bridge any differences between the price at which Company stock is bought and/or sold on the open market and the price at which it is credited to a Participant's account;

                  (c) shall reduce the interest of a Participant in the Trust property as of that time or his or her right to enjoy such interest without the written consent of the Participant;

                  (d) shall increase the duties or liabilities of the Trustee without its written consent.

         2. Without terminating this Plan, the Company may, at its sole discretion, at any time prior to the end of a Plan Year, reduce or suspend its contributions to this Plan.

         3. In the event of termination or partial termination of the Plan or a complete discontinuance of contributions, the Participants, retired Participants, former Participants and Beneficiaries of deceased Participants, and alternate payees shall have a fully vested interest in the amounts credited to their respective Accounts at the time of such termination, partial termination or discontinuance.

         4. Upon the termination of the Plan and Trust, after proportional adjustment of the Accounts to reflect losses or profits and reallocations to the date of termination, each Participant, retired Participant, former Participant and Beneficiary of a deceased Participant, and alternate payees shall be entitled to receive any amounts then credited to his Account in the Trust. Distribution of such amounts shall be made upon the Participant's attainment of age 59-1/2, or if earlier, the termination of his employment with the Company.

         5. In the event that amendments to this Plan are necessary or desirable for the purpose of (a) obtaining a favorable ruling by the Internal Revenue Service concerning the qualification of or any matter arising under this Plan, (b) clarifying any ambiguity, correcting any apparent error, or supplying any omission from the provisions of this Plan, or (c) facilitating or improving the administration of this Plan, such amendments may be made by the Company; provided that no such amendment shall adversely affect any of the rights of Participants or prospective Participants in this Plan, nor impose additional obligations on the Company, or relieve the Company of any obligations prescribed hereby.

         6. The Board of Directors of Timken may delegate its duties and responsibilities with respect to the Plan to such officer or officers (or their designees, except the Administrative Delegate) as the Board of Directors may determine and may allocate to and among any one or more of such officers such duties and responsibilities, including the power to amend the Plan in any manner or suspend or modify the level of Company contributions to the Plan.

         ARTICLE XIV. - NONALIENATION OF PARTICIPANTS' INTERESTS

         1. No right to the monies contributed by a Participant or the Company under this Plan, nor in any shares held by the Trustee, nor any dividends thereon, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale or transfer of any kind prior to being distributed to the Participant as provided in the Plan. However, the Trustee is granted in the Trust Agreement the authority to recover any Trustee fees and expenses as agreed to by the Company and the Trustee. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell or otherwise transfer his right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment or levy. In the event of an attempted attachment, garnishment or levy of the Participant's interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.

         2. Section 1 of this Article XIV shall not apply if the attachment or garnishment of the Participant's interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree or order that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies
(a) the name and last known
mailing address of the Participant and of each alternate payee covered under the order, (b) the amount or percentage of the Participant's benefits to be paid to any alternate payee, or the manner in which such amount or percentage is to be determined, (c) the number of payments or the period to which the order applies, and (d) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

         3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Company a written request regarding the time and manner of payment of the alternate payee's interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Code, such request shall be considered by the Company and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an alternate payee shall be those set forth in Article VII, Section 4, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Article VII, Section 4. If an alternate payee so desires, distribution of an alternate payee's interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Company and by the court.

         ARTICLE XV. - TENDER OFFERS

         1. In the event a tender offer (as determined by the Board of Directors of the Company) for shares of common stock of Timken is commenced, then, notwithstanding any other provision of the Plan or the Trust Agreement, each Participant, each Beneficiary who has succeeded to the interest of a Participant and each alternate payee ("Affected Participants and Beneficiaries") shall, in accordance with the following provisions of this Article, have the right to decide if Timken Company common stock credited to his or her account shall be tendered.

         2. In the event of a tender offer described in Section 1 of this Article, the Company shall cause to be sent to each Affected Participant and Beneficiary who at any time during the effective period of the tender offer has any Timken stock credited to his account all information pertinent to such tender offer, including all the terms and conditions thereof, together with written material pursuant to which the Affected Participant and Beneficiary may direct the Trustee to tender or sell pursuant to the tender offer all or part of the Timken stock credited to his Account. Affected Participants and Beneficiaries also shall have the right, to the extent the terms of the tender offer so permit, to direct the withdrawal of such shares from the tender. The Trustee shall tender or sell only those shares of Timken stock as to which valid and timely directions to tender or sell are received and not validly and timely revoked, and all other shares of Timken stock held under the Plan shall continue to be held by the Trustee. If, in the course of a tender offer described in Section 1 of this Article, an issue shall arise on which Affected Participants and Beneficiaries are required to have an opportunity to alter their circumstances, Timken shall solicit the directions of such Affected Participants and Beneficiaries with respect to each such issue and act in response to such direction. The Trustee shall adopt a deadline, after which directions to tender (or to withdraw from tender) Timken stock will not be accepted, sufficiently in advance of any applicable deadline under the terms of the tender offer to allow the Trustee to implement directions received from Affected Participants and Beneficiaries.

         3. To the extent that a tender offer described in Section 1 of this
Article is for cash, proceeds from the sale of any shares of Timken stock pursuant to such offer shall be held by the Trustee in an interest bearing account or in short-term government bonds acquired by the Trustee upon the receipt of any such cash proceeds. To the extent that a tender offer described in Section 1 of this Article is for property other than cash, property received by the Trustee from the sale of any shares of Timken stock pursuant to such offer shall be held by the Trustee in a general investment fund established by the Trustee upon the receipt of any such property.

         4. Any decision by an Affected Participant or Beneficiary to tender (or not tender) or to sell (or not sell), and any other direction by an Affected Participant or Beneficiary, pursuant to this Article shall constitute an exercise of control by such Affected Participant or Beneficiary over the assets allocated to his or her account within the meaning of section 404(c) of ERISA.

         ARTICLE XVI. - TOP-HEAVY PROVISIONS

         1. DEFINITIONS. For the purposes of this Article XVI, the following definitions shall apply:

                  (a) "Key Employee" means an Employee or former Employee who at any time during the Plan Year containing the Determination Date or during the four preceding Plan Years is:

                           (1) an officer of the Company having an annual compensation greater than 50 percent of the amount in effect under Section 415(b)(1)(A) of the Code for any such Plan Year;

                           (2) an owner (or considered the owner within the meaning of Section 318 of the Code) of one of the largest interests in the Company, if such individual's annual compensation exceeds 100% of the limitation in effect under Section 415(c)(1)(A) of the Code;

                           (3)      a five percent (5%) owner of the Company;
                                    or

                           (4) a one percent (1%) owner of the Company who has an annual compensation above
                                    $150,000.

         For purposes of determining the number of officers taken into account under clause (1) above, Employees described in Section 414(q)(8) of the Code will be excluded. For purposes of clause (2) above, if two Employees have the same interest in the Company or any affiliated or subsidiary Company, the Employee having greater annual compensation from the Company or any affiliated or subsidiary Company shall be treated as having a larger interest. For purposes of this subsection, annual compensation is all amounts received by a Participant from the Company during a Plan Year for the performance of personal services, including amounts deferred under Wage Reduction Agreements. "Key Employee" shall also include such Employee's beneficiary in the event of his death.

                  The definition of Key Employee shall be interpreted in accordance with Section 416(i) of the Code and the rules and regulations promulgated thereunder. Any employee who does not meet the requirement of this definition shall be considered a non-key employee.

         (b) "Determination Date" means the last day of the preceding Plan
Year.

         2. Top-Heavy Determination. This Plan shall be top-heavy for any Plan Year if, as of the Determination Date, the aggregate of the Accounts of Key Employees under the Plan exceeds 60 percent of the aggregate of the Accounts of all Employees under the Plan. For purposes of this determination, the following rules shall apply:

         (a) Employees shall include former Employees, Beneficiaries and former Beneficiaries who have a benefit greater than zero on the Determination Date.

         (b) The amount of the account of any Employee shall be increased by the aggregate distributions made with respect to such Employee within the 5-year period ending on the Determination Date.

         (c) The Account of any Employee who is not a Key Employee as of the Determination Date but who was a Key Employee during any prior Plan Year shall be disregarded.

         (d) If an Employee has not performed services for the Company at any time during the five (5) year period ending on the Determination Date, any accrued benefit for such Employee (and account of such Employee) shall not be taken into account.

         (e) If the Company maintains other plans which are qualified under Section 401 of the Code, the top-heavy determination described above shall be made by aggregating the Accounts under this Plan with the accounts or the present values of the cumulative accrued benefits under (1) any such other plan (including plans terminated in the past 5 years) in which a Key Employee is a participant and (2) any such other plan (including plans terminated in the past 5 years) which enables a plan in which a Key Employee is a Participant to meet the requirements of Section 401(a)(4) or Section 410 of the Code. The Company may also aggregate any such other plans not required to be aggregated, provided the resulting group of plans, taken as a whole, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code.

         (f) The Accrued Benefit of any Employee (other than a Key Employee) shall be determined by the method used for accrual purposes for all plans of the Company.

         (g) The top-heavy determination under this Paragraph shall be made in accordance with Section 416 of the Code and the rules and regulations promulgated thereunder.

         3. TOP-HEAVY REQUIREMENTS: If the Plan is deemed to be top heavy under Paragraph 2 then, notwithstanding any other provision of the Plan to the contrary, the following shall apply with respect to each Plan Year in which the Plan is top-heavy:

         (a) Minimum Contributions: The Company contributions for each Participant who is not a Key Employee shall not be less than three percent (3%) of such Participant's compensation or the largest percentage of the Company contributions, as a percentage of a Key Employee's compensation allocated on behalf of any Key Employee for that year, provided if the highest rate allocated to a Key Employee is less than three percent (3%), amounts contributed as a result of Wage Reduction Agreements must be included in determining the contributions made on behalf of Key Employees. For purposes of this Subsection and in accordance with Section 401(a)(17) of the Code, compensation cannot exceed $150,000 (as adjusted) for a Plan Year. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (1) the Participant's failure to complete 1,000 Hours of Service or (2) the Participant's failure to make mandatory Employee contributions to the Plan, provided, however, this provision shall not apply to any Participant who was not an Employee on the last day of the Plan Year. Company contributions allocated under any other defined contribution plan of the Company, in which any Key Employee participates or which enables another defined contribution plan to meet the requirements of Section 401(a)(4) or 410 of the Code, shall be considered contributions and forfeitures allocated under this Plan. In the case of any non-key employee Participant who is also a Participant in any defined benefit plan of the Company, the foregoing provisions of this section shall be applied, but with five percent (5%) substituted for three percent (3%).


         (b) Adjusted Code Section 415 Limitations. For Plan Years commencing before January 1, 2000, in order to reduce the overall limitations on combined plan contributions and benefits under Section 415 of the Code, the number 1.00 shall be substituted for 1.25 in the definitions of defined contribution fraction and defined benefit fraction in Article IV, Section 5 of the Plan. The foregoing sentence shall not apply if (1) the top-heavy ratio is 90% or less and (2) each non-Key Employee receives an additional minimum contribution or benefit under a Plan of the Company. In the case of a non-Key Employee participating only in a defined benefit plan, the additional minimum benefit for each Year of Service counted is one percentage point, up to a maximum of ten percentage points, of the Employee's average compensation for the five consecutive years when the Employee had the highest aggregate compensation from the Company. In the case of a non-Key Employee participating only in this or another defined contribution plan, the additional minimum contribution is one percent of the Employee's compensation. In the case of a non-Key Employee participating both in a defined benefit plan and this or another defined contribution plan, there is no additional minimum benefit, but the additional minimum contribution shall be two and one-half percent (2-1/2%) of the Employee's compensation.

         (c) Plan Compensation: For any Plan Year in which the Plan is a top-heavy plan, annual compensation taken into account under the Plan shall not exceed $150,000. Annual compensation is all amounts received by a Participant from the Company during a Plan Year for the performance of personal services, to the extent that such amounts are includable in gross income.

         ARTICLE XVII. - PLAN ADMINISTRATION

         1. Timken shall be the Plan Administrator and have responsibility for the administration of this Plan, including power to construe this Plan, to determine all questions that shall arise hereunder, including particularly questions on eligibility and participation of Employees and allocations of Company contributions to Participants' Accounts and all matters necessary for it properly to discharge its duties, powers and obligations and to apply its established policies concerning the employment status of Participants. The decision of Timken made in good faith upon any manner within the scope of its authority shall be final, but Timken at all times in carrying out its decisions shall act in a uniform and nondiscriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

         2. Timken will make all determinations as to the right of any persons to benefits under the Plan. Any denial by Timken of a claim for benefits under the Plan by a Participant or beneficiary will be stated in writing by Timken and delivered or mailed to the Participant or Beneficiary. Such notice will set forth the specific reasons for the denial and the plan provision on which the denial is based. If additional information is needed to perfect a claim, a Participant or Beneficiary shall be so informed. In addition, Timken will provide an opportunity to any Participant or Beneficiary whose claim for benefits has been denied an opportunity for review of the denial. As part of the review, the Participant or Beneficiary will be permitted to (a) view all Plan documents and other papers which affect the claim, (b) argue the denial of benefits in writing and (c) have a representative if he or she so desires. Timken shall conduct a full and fair review of such claim and of the facts and circumstances surrounding such denial. The decision of Timken shall be made by a committee consisting of at least three
(3) employees of the Company familiar with the legal, human resource and financial issues relative to the operation and administration of the Plan.

         3. Timken may from time to time authorize and instruct certain of its Employees to perform any and all acts, deeds and other matters required to be performed by Timken under the Plan and the Trust Agreement. Timken has so authorized and instructed that its Senior Vice-President - Human Resources, Purchasing and Communications or any other officer or the delegate of an officer (except the Administrative Delegate) may sign any and all documents on behalf of the Plan.

         4. Timken may, from time to time, retain the services of one or more persons or firms designated as an Investment Manager for the management of (including the power to acquire and dispose of) all or any part of the Trust, provided that each of such persons or firms is registered as an investment advisor under the Investment Advisors Act of 1940, is a bank (as defined in that Act), or an insurance company qualified to perform, manage, acquire or dispose of trust assets under the laws of more than one State of the United States. Each such Investment Manager shall acknowledge in writing that it is a fiduciary with respect to the assets of the Trust under its authority and management. Timken may by similar notice modify or terminate such designation and authority from time to time. So long as and to the extent that any designation is in effect, the Trustee shall invest and reinvest that portion of the Trust assigned to an Investment Manager in accordance with the instructions received from such Investment Manager, and, with respect to such portion of the Trust managed by such Investment Manager, shall follow any instructions received by it from such Investment Manager. The Trustee shall be under no duty to review the investments made or held in any portion of the Trust over which an Investment Manager has been given investment authority nor shall it be under any obligation to invest or otherwise manage any assets of the Trust which are subject to the management of such Investment Manager or Managers. Such assets shall expressly be held by such Investment Manager as custodian of such assets.

         5. Timken shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures developed by Timken. Any action made or taken by the Administrative delegate may be appealed by an affected Employee or Beneficiary to Timken in accordance with the claims review procedures provided in Section 2 of this Article. Any decisions which call for interpretations of Plan provisions not previously made by Timken shall only be made by Timken. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.

         ARTICLE XVIII. - VETERANS' RIGHTS

         1. A Participant who is reemployed by the Company pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 shall be treated as not having incurred a Break in Service with the Company by reason of such Participant's period or periods of service in the armed forces of the United States. Each period served by a Participant in the armed forces shall, upon reemployment, be deemed to constitute service with the Company for purposes of determining the nonforfeitability of benefits and the accrual of benefits under the Plan.

         2. Effective December 12, 1994, the Company upon reemploying a Participant with respect to a period of service with the armed forces shall allocate the amount of any Company contribution, including a Base Contribution, for the participant in the same manner and to the same extent the allocation occurs for other Participants during the period of service. For purposes of determining the amount of any such allocation, earnings shall not be included.

         3. A Participant so reemployed shall be entitled to Accrued Benefits that are contingent on the making of, or derived from Wage Reduction Contributions only to the extent such Participant makes payment to the Plan with respect to such Wage Reduction Contributions. No such payment may exceed the amount the Participant would have been permitted to contribute had the Participant remained continuously employed by the Company through the period of service in the armed forces. Any payment of Wage Reduction Contributions to the Plan shall be made during the period beginning with the date of reemployment and whose duration is three times the period of the Participant's service in the armed forces, not to exceed a maximum duration of five years.

         4. For purposes of computing the Company's Matching Contributions, Wage Reduction Contributions and Base Contributions under Sections 2 and 3 above, the Participant's Wages during the period of service in the armed forces shall be computed at the rate the Participant would have received, but for the period of service in the armed forces, or, in the case that the determination of such rate is not reasonably certain, on the basis of the Participant's average Wages from the Company during the twelve month period immediately preceding such period of service in the armed forces, or if shorter, the period of employment immediately preceding such period of service in the armed forces.

         5. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

         EXECUTED by The Timken Company at Canton, Ohio on December 29, 1999, effective December 31, 1999, except as otherwise specifically provided.

                                  THE TIMKEN COMPANY

                                  By:   STEPHEN A. PERRY
                                        -----------------
                                        Title:   Senior Vice President - Human
                                        Resources, Purchasing and Communications

                                   EXHIBIT A

         I. Effective January 1, 1998, for purposes of the definition of "Gross Earnings" in Section A, Paragraph 6 hereof, any payments made as quarterly bonus payments from the following compensation plans shall be excluded as "Gross Earnings":

                  Ashland Gainshare Plan up to a predetermined level as defined in the Gainshare Plan document.
                  Sandy Creek Gainshare Plan

Any payments made as quarterly bonus payments from the following compensation plans shall be included as "Gross Earnings":

                  New Philadelphia Gainshare Plan.

II. Effective January 1, 1998, for purposes of the definition of "Wages" in Section A, Paragraph 32 hereof, any payments made under the Performance Reward Pay Plan shall be included to the following extent:

                  A. 33% of payments made in 1997 for the 1996 performance year are included.

                  B. 67% of payments made in 1998 for the 1997 performance year are included.

                  C. 100% of payments made in 1999 for the 1998 performance year and any payments made in years thereafter are included.